EXHIBIT 10.29

FORM OF

EXECUTIVE DEFERRED COMPENSATION AGREEMENT

PHANTOM STOCK ACCOUNT

THIS AGREEMENT, entered into this          day of                      ,           , by and between                                        (hereinafter referred to as the “Executive”) and U.S. Cellular Corporation (hereinafter referred to as the “Company”), a Delaware corporation, located at 8410 West Bryn Mawr Avenue, Suite 700, Chicago, IL 60631-3486.

W I T N E S S E T H:

WHEREAS, the Executive is now and will in the future be rendering valuable services to the Company, and the Company desires to ensure the continued loyalty, service and counsel of the Executive; and

WHEREAS, the Executive desires to defer a portion of his or her annual bonus for calendar year                     (the “Bonus Year”) until retirement, resignation, disability or death, or to a specific date greater than three years from the end of the Bonus Year.

NOW, THEREFORE, in consideration of the covenants and agreements herein set forth, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto covenant and agree as follows:

1.             Deferred Compensation Agreement.  The Company agrees to establish and maintain a book reserve (the “Deferred Compensation Account”) for the purpose of measuring the amount of deferred compensation payable to the Executive under this Agreement.  Credits shall be made to the Deferred Compensation Account as follows:

(a)           Annual Bonus Deferral.  On each issuance of a check in full or partial payment of the Executive’s annual bonus for the Bonus Year, there shall be deducted an amount equivalent to              percent of the gross bonus payment which will be credited as of the date on which the check is issued to the Deferred Compensation Account.  Amounts credited to the Deferred Compensation Account pursuant to this paragraph 1(a) (as adjusted for deemed investment returns hereunder) shall be 100% vested at all times.

(b)           Company Match. As of each date on which amounts are credited to the Deferred Compensation Account pursuant to paragraph 1(a), there shall also be credited to the Deferred Compensation Account a Company Match amount equal to the sum of (i) 25% of the amount credited to the Deferred Compensation Account as of such date pursuant to paragraph 1(a) which is not in excess of one-half of the Executive’s total gross bonus for the Bonus Year and (ii) 33 1/3% of the amount credited to the Deferred Compensation Account as of such date pursuant to paragraph 1(a) which is in excess of one-half of the Executive’s total gross bonus for the Bonus Year.  One-third of the amount credited to the Executive’s Deferred Compensation Account pursuant to this paragraph 1(b) (as adjusted for deemed investment returns hereunder) shall become vested on each of the first three anniversaries of the end of the Bonus Year, provided that the Executive is an employee of the Company (or a parent or subsidiary of the Company) on such date and the amount credited to the Deferred Compensation Account pursuant to paragraph 1(a) has not been withdrawn or distributed before such date.

(c)           Deemed Investment of Deferred Compensation Account.  An amount credited to the Deferred Compensation Account pursuant to paragraph 1(a) or 1(b) shall be deemed to be invested in whole and fractional shares of common stock of the Company at the closing sale price on the principal national stock exchange on which such stock is traded on the date as of which the amount is credited to the Deferred Compensation Account or, if there is no reported sale for such date, on the next preceding date for which a sale was reported (the “Fair Market Value”).

(d)           The bonus deferral percentage selected in paragraph 1(a) shall be in effect for the entire bonus for the Bonus Year.

2.             Payment of Deferred Compensation.

(a)           On the earlier of the date specified by the Executive in paragraph 2(h) or the date the Executive terminates his/her employment for whatever reason, the Company shall compute the “Distributable Balance” in the Deferred Compensation Account on such date.  This Distributable Balance shall include (i) all bonus deferrals made through the current month and (ii) if the Executive’s employment has terminated for retirement, disability or death, all Company Match amounts credited to the Deferred Compensation Account, or, if the Executive’s employment has not terminated or has terminated for any other reason, the vested Company Match amounts credited to the Deferred Compensation Account.  In the event that the Executive becomes disabled, his/her employment shall for these purposes be deemed to terminate on the first day of the month in which he/she begins to receive long term disability payments provided by the Company’s insurance carrier (thus, the Distributable Balance shall be computed as of the preceding month).  Payment of deferred compensation under these events will be in accordance with the Executive’s payment method and distribution date elections in paragraphs 2(f) and 2(h).  For purposes of this paragraph 2(a), “disability” shall mean a total physical disability which, in the Company’s judgment, prevents the Executive from performing substantially his/her employment duties and responsibilities for a continuous period of at least six months, and “retirement” shall mean retirement as defined in the Wireless Pension Plan.

(b)           The Executive must elect in paragraph 2(f) the payment method for receiving the Distributable Balance.  Any amendment changing the method of payment must be made in a calendar year prior to the calendar year in which the selected distribution date occurs and at least six months prior to the selected distribution date to be considered effective.

(c)           In the event the Executive chooses the installment option, the Executive must inform the Company of the number of installments he or she wishes to receive.  The installments will be paid quarterly (not to exceed forty (40) quarters) commencing with the fifteenth day of the quarter following the quarter in which the distribution date specified in paragraph 2(h) occurs.  Installments will then be paid on the fifteenth day of each succeeding calendar quarter until the entire Distributable Balance has been paid.  The amount of each installment will be based on the undistributed remainder of the Distributable Balance as of the end of the quarter next preceding the payment date.  If the Executive chooses the lump sum option, the entire Distributable Balance must be paid within forty-five (45) days after the date specified in paragraph 2(h).

(d)           All payments of deferred compensation hereunder will be made in whole shares of common stock of the Company and cash equal to the Fair Market Value of any fractional share.

(e)           If the Executive dies before the entire Distributable Balance has been paid, the Company shall pay an amount equal to the then undistributed remainder of the Distributable Balance in a lump sum within forty-five (45) days following the Executive’s death to the Executive’s Designated Beneficiary (as hereinafter defined).  However, if the Executive is married at the time of death, the Executive may designate in paragraph 2(f) (at the time of entering into this Agreement or upon a subsequent marriage) that the payments specified in paragraph 2(c) shall continue to the spouse.  If such spouse dies before all payments are made, the procedures in paragraph 3(a) and paragraph 3(b) shall apply.

(f)            Payment of Distributable Balance (choose one option):

i)                                        Lump sum distribution; or

ii)                                       Installment method:  The amount of each installment shall be equal to one-             (cannot be less than one-fortieth) of the Distributable Balance as of the end of the preceding calendar quarter.

Installment payments:

            shall                                                        shall not

continue to be paid to the Executive’s spouse after the death of the Executive.

(g)           The Executive must elect in paragraph 2(h) the distribution date for receiving or beginning to receive the Distributable Balance.  This date is to be either retirement, or a specific date greater than three years from the end of the Bonus Year.  Any amendment changing the distribution date must be made in a calendar year prior to the calendar year in which the selected distribution date occurs and at least six months prior to the selected distribution date to be considered effective.

(h)           Election of Distribution Date (choose one option):

i)                                        Retirement; or

ii)                                       Specific Date:

(must be greater than three years from the end of the Bonus Year).

(i)            In the event of an unforeseeable emergency, the Executive may make withdrawals from the vested amounts in the Deferred Compensation Account in an amount equal to that which is reasonably necessary to satisfy the emergency.  An unforeseeable emergency means a severe financial hardship to the Executive resulting from a sudden and unexpected illness or accident of the Executive or of a dependent (as defined in Internal Revenue Code § 152(a)) of the Executive, loss of the Executive’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Executive.  The circumstances that will constitute an emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise; (ii) by liquidation of the Executive’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or (iii) by cessation of deferrals under this Agreement.  Examples of what are not considered to be unforeseeable emergencies include the need to send the Executive’s child to college or the desire to purchase a home.

In the event the Company approves the payment of a withdrawal due to an unforeseeable emergency, such payment shall be made by the Company to the Executive in a lump sum within forty-five (45) days after approval of such request.

3.             Designation of Beneficiaries.

(a)           The Executive may designate a beneficiary to receive any amount payable pursuant to paragraph 2(e) (the “Designated Beneficiary”) by executing or filing with the Company during his/her lifetime, a Beneficiary Designation in the form attached hereto.  The Executive may change or revoke any such designation by executing and filing with the Company during his/her lifetime a new Beneficiary Designation.  If the Executive is married and names someone other than his/her spouse (e.g., child) as beneficiary, the spouse must consent by signing the designated area of the Beneficiary Designation form in the presence of a Notary Public.

(b)           If any Designated Beneficiary predeceases the Executive, or if any corporation, partnership, trust or other entity which is a Designated Beneficiary is terminated, dissolved, becomes insolvent, is adjudicated bankrupt prior to the date of the Executive’s death, or if the Executive fails to designate a beneficiary, then the following persons in the order set forth below shall receive the entire amount specified in paragraph 2(e) above, which the previous Designated Beneficiary would have been entitled to receive:

i)                                         Executive’s spouse, if living; otherwise

ii)                                      Executive’s then living descendants, per stirpes; and otherwise;

iii)                                   Executive’s estate

4.             Miscellaneous

(a)           The right of the Executive or any other person to any payment of benefits under this Agreement may not be assigned, transferred, pledged or encumbered.

(b)           If the Company finds that any person to whom any amount is payable under this Agreement is unable to care for his/her affairs because of illness or accident, or is under any legal disability which prevents such person from caring for his or her affairs, any payment due (unless  a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be made to the spouse, a child, a parent, or a brother or sister of such person, or to any party deemed by the Company to have incurred expenses for such person otherwise entitled to payment, in such manner and proportions as the Company may determine.  Any such payment shall be a complete discharge of the liability of the Company under this Agreement for such payment.

(c)           This Agreement shall be construed in accordance with and governed by the laws of the State of Illinois.

(d)           The Executive is considered to be a general unsecured creditor of the Company with regard to the deferred compensation amounts to which this Agreement pertains.

(e)           The deferred amounts under this Agreement are unfunded for tax and ERISA purposes.

(f)            The Company must deduct from all payments made hereunder all applicable federal or state taxes required to be withheld from such payments.

(g)           This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof.

(h)           In the event any provision of this Agreement is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement must be construed and enforced as if the illegal or invalid provision had not been included.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

U.S. CELLULAR CORPORATION

By:

EXECUTIVE